SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                       UNDER SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

                      Date of Report: September 12, 2000
                      (Date of Earliest Event Reported)

                         COMMAND SECURITY CORPORATION
           (Exact name of Registrant as Specified in its Charter)

                                   New York
                           (State of Incorporation)

                                   0-18684
                           (Commission File Number)

                                  14-1626307
                      (IRS Employer Identification No.)

                Lexington Park, Lagrangeville, New York 12540
                   (Address of Principal Executive Offices)

                                (914) 454-3703
                       (Registrant's Telephone Number)

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Item 1-Item 4          Not Applicable.

Item 5: Other Events.  Not Applicable.

Item 6                 Not Applicable.

Item 7                 Financial Statements and Exhibits.

                         (a),(b)

                         (c) Exhibits
                         (i) Press release dated September 13, 2000.

Item 8.                Not applicable.

Item 9.                Not applicable.



                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  September 12, 2000                   COMMAND SECURITY CORPORATION

                                            By: /s/ William C. Vassell
                                                William C. Vassell
                                                Chairman of the Board

FOR IMMEDIATE RELEASE  CONTACT: William C. Vassell  Donald Radcliffe
                                Chairman            Radcliffe & Associates, Inc.
                                Tel: (914) 454-3703 Tel: (212) 605-0174

                    COMMAND SECURITY CORPORATION ANNOUNCES

                  o   MAJOR INVESTOR AGREES TO PURCHASE SHARES OF
                      DISSIDENT SHAREHOLDER/DIRECTORS

                  o   COMPANY TO ISSUE WARRANT TO INVESTOR TO
                      PURCHASE 20% OF COMPANY FOR $1.25 PER SHARE

                  o   NEW EMPLOYMENT AGREEMENT FOR WILLIAM C. VASSELL

                  o   TERMINATION OF DERIVATIVE LAWSUIT

                  o   CFO AND BOARD CHANGES

                  o   EXPANDED BANKING FACILITY

Lagrangeville, New York *** September 12, 2000 *** Command Security Corporation (NASDAQ:CMMD) announced today that Reliance Security Group plc (LSE:RSG), a leading UK provider of security related support services has entered into an agreement where it will purchase common shares, preferred shares and options which represent approximately 38% of the outstanding common stock of the Company on a fully diluted basis from an outside shareholder and directors who brought suit on December 4, 1997 against the other four directors and the Company. Reliance, in an off-market transaction, is paying these individuals $2.20 per common share and common share equivalent.

The transaction, which has been approved by the Board but is subject to various conditions including stockholder approval, includes the grant to Reliance of a five-year warrant to purchase 20% of the outstanding common stock of the Company on a fully diluted basis at $1.25 per share.

As a result of this agreement, the dissident shareholder and directors will terminate their lawsuit, relinquish their seats on the Board and agree to terminate a shareholder agreement to which they are a party. Pursuant to a new shareholder agreement Mr. Vassell and Reliance will each designate three directors to a reconstituted Board of seven members. The seventh director will be appointed by Mr. Vassell and Reliance.

The Board also announced that it has accepted the resignation of Nathan Nelson, Command's CFO. Assuming appropriate immigration approval, a former employee of Reliance, Graeme Halder, formerly Finance Director of Reliance Security Services, Ltd., will become the new CFO. In the interim the Board has appointed Peter Nekos, a director, to act as CFO. Upon consummation of these transactions, William C. Vassell will become President, Chief Executive Officer and Chairman of Command under a new three-year employment contract.

Commenting on the announcement, Mr. Vassell, said, "I am extremely excited about the future for Command. Now that the lawsuit between members of the Board will be resolved, we can look forward to the future with new energy. Reliance shares my vision for the future of Command. They have been very successful in building a leading security support services firm in the UK. Our business plan calls for expanding our sales force and continuing to consolidate our fragmented industry. I am also pleased that Reliance sees the potential future value in the Company which is evidenced by the price which they paid to acquire their shares."

Management has negotiated an amendment to its existing financing facility which increases its revolving line of credit to $15 million and adds a new term loan facility of up to $2.25 million. Interest rates on the new facility will be lower than the rates under the current facility.

Mr. Vassell added, "We expect to continue our rapid rate of growth as evidenced by our first quarter revenue increase of 20%. The expanded loan facility will finance this expected growth and will provide the necessary funding to support our plans to expand our sales force.

It is anticipated that the transaction will be completed prior to the end of this calendar year.

About Reliance

Reliance is an established market leader, one of the four largest UK operators, in the provision of contract security management, manpower, electronic surveillance and related support services. The company employs approximately 8,000 people from a network of offices throughout Great Britain. In its year ended April 28, 2000 the company reported revenues of approximately (pound)150,000,000 with profit before tax of more than (pound)8.5 million.

About Command

Command Security Corporation provides security services through company-owned offices in New York, New Jersey, California, Illinois, Connecticut, Florida, Georgia, Massachusetts and Pennsylvania and provides services via independent security companies nationwide.

Statements in this press release other than statements of historical fact are "forward-looking statements." Such statements are subject to certain risks and uncertainties including the demand for the Company's services, litigation, labor market, and other risk factors identified from time to time in the Company's filings with the Securities and Exchange Commission that could cause actual results to differ materially from any forward looking statements. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.